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                                                            EXHIBIT 11
                                                        ALLTEL CORPORATION
                                          STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                    (Dollars and Shares in Thousands, except per share amounts)


        For the Years Ended December 31,                        1998         1997          1996         1995         1994
        -------------------------------                         ----         ----          ----         ----         ----
        Net income applicable to common shares                $524,537     $588,373      $350,185     $351,763     $250,764
        Adjustments for convertible securities:
            preferred stocks                                       174          206           220          236          258
                                                              --------     --------      --------     --------     --------

        Net income applicable to common
            shares, assuming conversion
            of above securities                               $524,711     $588,579      $350,405     $351,999     $251,022
                                                              ========     ========      ========     ========     ========


        Average common shares outstanding
            for the year                                       274,305      276,590       276,637      275,232      274,141
        Increase in shares which would
            result from:
            exercise of stock options                            2,503        1,431         1,233        1,324        1,781
            conversion of convertible preferred stocks             468          523           559          603          670
                                                               -------      -------       -------     --------      -------
        Average common shares, assuming
            conversion of the above securities                 277,276      278,544       278,429      277,159      276,592
                                                               =======      =======       =======     ========      =======

        Earnings per share of common stock:

            Basic                                                $1.91        $2.13         $1.27        $1.28         $.91
                                                                 =====        =====         =====        =====         ====

            Diluted                                              $1.89        $2.11         $1.26        $1.27         $.91
                                                                 =====        =====         =====        =====         ====
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